EXHIBIT 5.1

Stradling Yocca Carlson & Rauth

Professional Corporation

Attorneys at Law

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

July 13, 2007

Sonus Pharmaceuticals, Inc.
22026 20th Avenue S.E.
Bothell, Washington 98021

Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Sonus Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to shares of common stock, $.001 par value per share, of the Company (the “Common Stock” or the “Securities”).  The Securities are being registered for offering and sale from time to time pursuant to Rule 415 under the Securities Act.  The aggregate public offering price of the Securities being registered is $80,000,000.

We are of the opinion that when the issuance of the shares of Common Stock has been duly authorized by appropriate corporate action and the shares of Common Stock have been duly issued, sold and delivered, the shares of Common Stock will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH

/s/ Stradling Yocca Carlson & Rauth